Exhibit (d)(2)

Schedule A

(As of August 18, 2026)

Funds

Series	Annual Rate of Average Daily Net Assets	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date
Amplify Top 10™ Quantum ETF	0.49%	May 12, 2026	August 14, 2026	August 18, 2026	May 12, 2028
Amplify Top 10™ Space ETF	0.49%	May 12, 2026	August 14, 2026	August 18, 2026	May 12, 2028
Amplify Top 10™ Robotics ETF	0.49%	May 12, 2026	August 14, 2026	August 18, 2026	May 12, 2028
Amplify Top 10™ Asia Memory ETF	0.59%	August 11, 2026	August 14, 2026	August 18, 2026	August 11, 2028